March 2011 Pricing Sheet dated March 29, 2011 relating to Free Writing Prospectus dated February 24, 2011 Registration Statement No. 333-158385 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Buffered Performance Securities
Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the EURO STOXX 50® Index due September 30, 2014
PRICING TERMS – March 25, 2011
Issuer:	HSBC USA Inc.
Maturity date:	September 30, 2014, subject to adjustment as described under the caption “Valuation Date and Maturity Date” in the accompanying free writing prospectus dated February 24, 2011
Basket:	The underlying basket is equally weighted and is composed of two indices and one index fund (each, a “basket component”), as set forth in the table below.
Basket component	Bloomberg ticker symbol	Component weighting
S&P 500® Index (“SPX”)	SPX	33.34%
iShares® MSCI Emerging Markets Index Fund (“EEM”)	EEM	33.33%
EURO STOXX 50® Index (“SX5E”)	SX5E	33.33%
Aggregate principal amount:	$16,418,840
Payment at maturity:
•    If the basket return is greater than or equal to zero:
$10 + ($10 × basket return)
•    If the basket return is less than zero but greater than or equal to the buffer value of -15%:
$10
•    If the basket return is less than the buffer value of -15%:
($10 × basket return) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the securities pay less than $1.50 per security at maturity, subject to the credit risk of HSBC.

Basket return:	(final value – initial value) / initial value
Initial value:	100
Final value:	The closing value on the valuation date
Valuation date:	September 25, 2014, subject to adjustment as described under the caption “Valuation Date and Maturity Date” in the accompanying free writing prospectus dated February 24, 2011
Buffer amount:	-15%
Minimum payment at maturity:	$1.50 per security (15% of the stated principal amount), subject to the credit risk of HSBC.
Closing value:
On any scheduled trading day, the closing value of the basket will be calculated as follows:

100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]

Each of the basket component returns set forth in the formula above refers to the return for the basket component, which reflects the performance of the basket component, expressed as the percentage change from the initial component value of that basket component to the final component value of that basket component.

Initial component value:
With respect to the SPX, 1,313.80, with respect to the EEM, $47.34, and with respect to the SX5E, 2,911.33, in each case representing the official closing value (as defined below) of the respective basket component as determined by the calculation agent on the pricing date.

Final component value:	With respect to each basket component, the official closing value of the respective basket component on the valuation date.
Official closing value:
With respect to each basket component, the official closing value on any scheduled trading day will be determined by the calculation agent based upon the closing level of such index or closing price of such index fund, as applicable, displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX <INDEX>”, with respect to the EEM, “EEM UP <EQUITY>” and with respect to the SX5E, “SX5E <INDEX>”) and with respect to the EEM, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4 or, for each basket component, any successor page on Bloomberg Professional® service or any successor service, as applicable.

Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	March 25, 2011
Original issue date:	March 30, 2011 (3 business days after the pricing date)
CUSIP:	40432R112
ISIN:	US40432R1124
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)” in the accompanying free writing prospectus dated February 24, 2011.
Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.30	$9.70
Total	$16,418,840.00	$492,565.20	$15,926,274.80
(1)
The actual price to public and fees and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.9000 per security.  Please see “Syndicate Information” on page 9 of the accompanying free writing prospectus dated February 24, 2011 for further details about the applicable price to public and fees and commissions.

(2)
HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.30 for each security they sell.  See “Supplemental plan of distribution (conflicts of interest)” in the accompanying free writing prospectus dated February 24, 2011.

Buffered Performance Securities Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the EURO STOXX 50® Index due September 30, 2014

You should read this document together with the free writing prospectus describing the offering and the related underlying supplement no. 3, underlying supplement no. 4, product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The free writing prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000114420411010858/v212579_fwp.htm
The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm3
The underlying supplement no. 4 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm
The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm>
The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement, underlying supplement no. 3 and underlying supplement no. 4) with the SEC for the offering to which this document relates.  Before you invest, you should read the prospectus, prospectus supplement, product supplement, underlying supplement no. 3 and underlying supplement no. 4 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement no. 3 and underlying supplement no. 4 if you request them by calling toll-free 1-866-811-8049.

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